EXHIBIT 99.1

Legacy Reserves LP Announces Third Quarter 2014 Results

MIDLAND, Texas, Oct. 29, 2014 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced third quarter results for 2014. Financial results contained herein are preliminary and subject to the final, unaudited financial statements included in Legacy's 10-Q to be filed on or about October 31, 2014.

Q3 and YTD 2014 highlights include:

  Record production of 32,109 and 25,004 Boe/d for the three and nine month periods, respectively.

  Record revenue of $149.7 million and $412.7 million for the three and nine month periods, respectively.

  Adjusted EBITDA of $77.7 million and $213.5 million for the three and nine month periods, respectively.

  Distributable Cash Flow of $36.2 million and $103.9 million for the three and nine month periods, respectively.

Cary D. Brown, Chairman, President and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, commented: "Once again, Legacy has posted record production and record revenue this quarter. This out-performance was driven by a full quarter's impact of our WPX acquisition and great execution from our employees. Price realizations underperformed this quarter as the Midland-to-Cushing differential averaged $9.81 bringing our total company-wide differential for the quarter to $10.73. We are already seeing some improvement in Mid-Cush and expect to see continued progress as additional third-party infrastructure comes online. We continue to see interesting acquisition opportunities to accretively grow our asset base, and on October 8th, we proactively issued equity to put ourselves in a position to play offense in this volatile oil market. Our reported distribution coverage for the quarter was 0.86x, an artificially low figure given the distribution includes the impact from our October equity offering of 11.5 million units. We view our quarterly distribution coverage as 1.03x without the equity issuance and 1.12x if we also consider Mid-Cush at $6.50 or post-Q3 levels. Through this normalized viewpoint, we posted a very good quarter and I'm thankful for the team's hard work.

"Subsequent to quarter end we have experienced a weakening oil price and a corresponding slide in our unit price. As an oil and gas producer, higher oil prices are better for us. That being said, since going public in January 2007, we have seen a wide range of commodity prices and been able to consistently deliver a strong record of financial results including thirty-one consecutive quarterly distributions. We pursue several strategies to help us in times of decreasing commodity prices. Firstly, we opportunistically hedge our production volumes. We have nearly 1.0 million and over 3.3 million barrels of oil hedged in Q4 2014 and 2015 at weighted-average floor prices of $94.22 and $91.86. Based on our Q3 oil production of 13,272 bbl/d, that equates to approximately 81% and 68% hedged in Q4 2014 and 2015, respectively.

"Secondly, we maintain a conservative balance sheet and financial flexibility. We believe we have the strongest financial position of any upstream MLP as measured by Debt / EBITDA and availability under our revolver. Our recent $300-plus million equity offering leaves us with nearly $885 million of current availability under our recently affirmed $950 million borrowing base. In this uncertain market, we enjoy having long-term, fixed-rate debt and the ability to quickly draw down on our revolver to make attractive acquisitions.  Lower oil prices will impact the entire marketplace and it is times like these that we often find our best investment opportunities, especially when we have the balance sheet to play offense. Year-to-date, we have closed on $544 million of acquisitions, and have evaluated nearly $3.5 billion worth of properties, including several sizable asset packages that could transact before the end of the year. Despite the recent market headwinds, I am excited about the potential opportunities in front of us and Legacy's path forward."

Paul Horne, Executive Vice President and Chief Operating Officer of Legacy's general partner, added, "The third quarter gave us a full quarter's effect from all of our acquisitions made during the year. WPX volumes are coming in on plan and we continue to be extremely pleased with that acquisition. Permian volumes experienced some hiccups this quarter as significant rain and some flooding curtailed production and knocked off a few production batteries. Those issues have been alleviated and we have already seen a return to production. Rockies volumes have held up well. Our drilling activities remain focused in the Permian, split this year primarily between vertical Wolfberry and horizontal Bone Spring wells. The economics of those programs remain very strong with attractive rates of return at $80 oil.

"I've been pleased with the progress we have seen in operating expenses. While company-wide expense dollars have risen due to acquisitions, we are seeing LOE/BOE improve across the board. Our company-wide LOE/BOE was $22.61 in Q1, $19.85 in Q2 and $17.55 in Q3, an improvement of over $5 per barrel. Adding more gas production to our portfolio has helped bring this figure down, but we have also seen cost reductions in our base properties, a tribute to our team's operational experience and an accomplishment for which I am quite proud. Excluding our year-to-date acquisitions, Q3 LOE/BOE decreased $1.03 from Q2 and $1.99 from Q1. If the recent downturn in oil prices persists, I expect us to be able to continue to drive production expenses downward. Historically, when oil prices have hovered in a lower price environment, operating costs are reduced in step. The reduction is not simultaneous, but it does indeed occur."

Dan Westcott, Executive Vice President and Chief Financial Officer of Legacy's general partner, commented, "We completed our equity offering on October 8th, raising approximately $304 million of net proceeds. With roughly $65 million drawn on our revolver, we have approximately $885 million of current availability, a record level for Legacy. Our pro forma leverage of 2.6x 2015 consensus EBITDA is the lowest amongst our upstream MLP peers, and provides us with ample liquidity to pursue the multiple acquisition opportunities we are seeing in the marketplace. In addition to our oil hedges that Cary mentioned, our 2015 gas hedges cover roughly 69% of current gas production at an average floor price of $4.38. Our attractive debt levels, ample liquidity and strong hedge portfolio position us to be one of the most agile participants in the upstream space going into an uncertain commodity price environment.

Financial and Operating Results – Third Quarter 2014 Compared to Third Quarter 2013

  Production increased 60% to 32,109 Boe/d from 20,043 Boe/d primarily due to the WPX acquisition and other recent acquisitions.

  Average realized price, excluding net cash settlements from commodity derivatives, decreased 31% to $50.67 per Boe in 2014 from $73.85 per Boe in 2013 due to the significant increase in natural gas and NGL production as such products are generally less valuable per Boe than oil. Average realized oil price decreased 15% to $86.52 per Bbl in 2014 from $102.01 per Bbl in 2013. This decrease of $15.49 per Bbl was attributable to a decrease in the average West Texas Intermediate ("WTI") crude oil price of $8.56 per Bbl combined with higher realized regional differentials. Average realized natural gas price decreased 13% to $3.79 per Mcf in 2014 from $4.34 per Mcf in 2013. While the average Henry Hub natural gas price index increased by $0.39 per Mcf in 2014, this increase was offset by lower realized gas prices from gas production associated with the WPX acquisition. Finally, our average realized NGL price decreased 8% to $0.97 per gallon in 2014 from $1.05 per gallon in 2013.

  Production expenses, excluding ad valorem taxes, increased 41% to $51.8 million in 2014 from $36.7 million in 2013. Production expenses increased primarily due to expenses associated with our acquisitions, including $10.7 million related to the WPX acquisition as well as other recent acquisitions, development activities and, to a lesser extent, industry-wide cost increases. On a per BOE basis, production expenses decreased from $19.88 to $17.55 driven by acquisitions of properties with lower per BOE production expenses as well as cost reductions in our ongoing operations.

  Legacy's general and administrative expenses, excluding unit-based/Long-Term Incentive Plan ("LTIP") compensation expense, increased to $7.3 million in 2014 compared to $6.6 million in 2013. This increase was primarily attributable to an increase in salary and benefit expenses related to the hiring of additional personnel to manage our larger asset base.

  Cash settlements paid on our commodity derivatives were $2.4 million during 2014 compared to $6.0 million in 2013, a $3.6 million change between the periods.

  Total development capital expenditures were $33.5 million in 2014 and heavily weighted towards our Permian Wolfberry and Bone Spring drilling. Non-operated capital expenditures comprised 25% of our total capital expenditures in 2014 with activity primarily in the Permian and Mid-Continent.

Financial and Operating Results – Third Quarter Year to Date 2014 Compared to Third Quarter Year to Date 2013

  Production increased 27% to 25,004 Boe/d from 19,755 Boe/d primarily due to the WPX acquisition and other recent acquisitions. These increases were partially offset by production declines in our Lower Abo assets as well as downtime related to inclement weather in the first quarter of 2014.

  Average realized price, excluding net cash settlements from commodity derivatives, decreased 10% to $60.46 per Boe in 2014 from $67.39 per Boe in 2013. Average realized oil price decreased 2% to $89.59 per Bbl in 2014 from $91.12 per Bbl in 2013. This decrease of $1.53 per Bbl was attributable to higher realized regional differentials partially offset by an increase in the average WTI crude oil price of $1.48 per Bbl. Average realized natural gas price increased 1% to $4.52 per Mcf in 2014 from $4.46 per Mcf in 2013. While the average Henry Hub natural gas price index increased by $0.73 per Mcf in 2014, this increase was partially offset by lower realized gas prices from the gas production associated with the WPX acquisition as compared to the prices realized by our Permian and Mid-Continent assets. Finally, our average realized NGL price decreased 5% to $1.00 per gallon in 2014 from $1.05 per gallon in 2013. The large majority of our separately reported NGL production is from our Mid-Continent and Rockies regions.

  Production expenses, excluding ad valorem taxes, increased 29% to $133.5 million in 2014 from $103.3 million in 2013. Production expenses increased primarily due to $12.8 million of expenses related to the WPX acquisition and from expenses associated with our other recent acquisition and development activities as well as increases in well workover expenses and industry-wide cost increases.

  Legacy's general and administrative expenses, excluding LTIP compensation expense, increased to $26.9 million in 2014 compared to $17.7 million in 2013. This increase was primarily attributable to $4.6 million increase in acquisition related expenses as well as an increase in salary and benefit expenses related to the hiring of additional personnel to manage our larger asset base.

  Cash settlements paid on our commodity derivatives were $12.0 million during 2014 compared to $4.7 million in 2013, a $7.3 million change between the periods.

  Total development capital expenditures were $91.4 million in 2014 and heavily weighted towards our Permian Wolfberry and Bone Spring drilling. Non-operated capital expenditures comprised 24% of our total capital expenditures in 2014 with activity primarily in the Permian and Mid-Continent.

Commodity Derivatives Contracts

We enter into oil and natural gas derivatives contracts to help mitigate the risk of changing commodity prices. As of October 29, 2014, we had entered into derivatives agreements to receive average NYMEX WTI crude oil prices and NYMEX Henry Hub, Waha, ANR-Oklahoma, NWPL, NGPA, SoCal, San Juan and CIG-Rockies natural gas prices as summarized below:

WTI Crude Oil Swaps:
		Average	Price
Time Period	Volumes (Bbls)	Price per Bbl	Range per Bbl
October-December 2014	792,451	$93.61	$87.50 -- $100.20
2015	1,056,301	$93.93	$88.50 -- $100.20
2016	228,600	$87.94	$86.30 -- $99.85
2017	182,500	$84.75	$84.75

WTI Crude Oil 3-Way Collars:
		Average Short	Average Long	Average Short
Time Period	Volumes (Bbls)	Put Price per Bbl	Put Price per Bbl	Call Price per Bbl
October-December 2014	202,400	$71.59	$96.59	$110.71
2015	1,362,800	$65.08	$89.69	$111.84
2016	621,300	$63.37	$88.37	$106.40
2017	72,400	$60.00	$85.00	$104.20

WTI Crude Oil Enhanced Swaps:
		Average Short	Average Swap
Time Period	Volumes (Bbls)	Put Price per Bbl	Price per Bbl
2015	503,000	$74.12	$93.09

		Average Long	Average Short	Average Swap
Time Period	Volumes (Bbls)	Put Price per Bbl	Put Price per Bbl	Price per Bbl
2015	365,000	$60.00	$80.00	$92.35
2016	183,000	$57.00	$82.00	$91.70
2017	182,500	$57.00	$82.00	$90.85
2018	127,750	$57.00	$82.00	$90.50

Natural Gas Swaps (Henry Hub, WAHA, ANR-Oklahoma and CIG-Rockies):
		Average	Price
Time Period	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
October-December 2014	6,280,331	$4.64	$3.61 -- $6.47
2015	16,219,300	$4.45	$4.15 -- $5.82
2016	1,419,200	$4.30	$4.12 -- $5.30

Natural Gas 3-Way Collars (Henry Hub):
		Average Short Put	Average Long Put	Average Short Call
Time Period	Volumes (MMBtu)	Price per MMBtu	Price per MMBtu	Price per MMBtu
October-December 2014	120,000	$4.00	$4.65	$5.03
2015	8,040,000	$3.66	$4.21	$5.01
2016	5,580,000	$3.75	$4.25	$5.08
2017	5,040,000	$3.75	$4.25	$5.53

Natural Gas Basis Swaps (NWPL, NGPA, SoCal, San Juan and WAHA):
	October-December 2014		2015
	Volumes	Average Price per MMBtu	Volumes	Average Price per MMBtu
NWPL	3,000,000	($0.09)	12,000,000	($0.13)
NGPL	240,000	($0.10)	480,000	($0.15)
SoCal	240,000	$0.29	240,000	$0.19
San Juan	240,000	($0.06)	480,000	($0.12)
WAHA	690,000	($0.06)	6,000,000	($0.10)

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

Quarterly Report on Form 10-Q

Our consolidated financial statements and related footnotes will be available in our Form 10-Q for the quarter ended September 30, 2014, which we plan to file on or about October 31, 2014.

Conference Call

As announced on October 20, 2014, Legacy will host an investor conference call to discuss Legacy's results on Thursday, October 30, 2014 at 9:00 a.m. (Central Time). Those wishing to participate in the conference call should dial 877-266-0479. A replay of the call will be available through Thursday, November 6, 2014, by dialing 855-859-2056 or 404-537-3406 and entering replay code 20171053. Those wishing to listen to the live or archived web cast via the Internet should go to the Investor Relations tab of our website at www.LegacyLP.com.  Following our prepared remarks, we will be pleased to answer questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

Legacy Reserves LP is a master limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-Continent and Rocky Mountain regions of the United States. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our annual and quarterly reports filed with the SEC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In thousands, except per unit data)
Revenues:
Oil sales	$ 105,640	$ 116,396	$ 316,426	$ 304,606
Natural gas liquids (NGL) sales	10,413	3,686	19,482	10,188
Natural gas sales	33,623	16,101	76,786	48,654

Total revenues	149,676	136,183	412,694	363,448

Expenses:
Oil and natural gas production	55,491	39,701	143,834	112,236
Production and other taxes	7,742	8,385	24,292	22,083
General and administrative	8,325	7,933	30,781	21,279
Depletion, depreciation, amortization and accretion	48,016	37,717	120,250	118,482
Impairment of long-lived assets	4,785	835	8,583	23,352
(Gain) loss on disposal of assets	(1,683)	758	(3,235)	493

Total expenses	122,676	95,329	324,505	297,925

Operating income	27,000	40,854	88,189	65,523

Other income (expense):
Interest income	223	227	662	568
Interest expense	(19,083)	(14,206)	(49,247)	(36,104)
Equity in income of equity method investees	126	172	309	357
Net gains (losses) on commodity derivatives	55,994	(30,424)	8,675	(18,098)
Other	(166)	(16)	137	(11)

Income (loss) before income taxes	64,094	(3,393)	48,725	12,235

Income tax expense	(278)	(29)	(870)	(608)

Net income (loss)	$ 63,816	$ (3,422)	$ 47,855	$ 11,627
Distributions to Preferred unitholders	(4,750)	--	(6,944)	--

Net income (loss) attributable to unitholders	$ 59,066	$ (3,422)	$ 40,911	$ 11,627

Income (loss) per unit --
basic	$ 1.03	$ (0.06)	$ 0.71	$ 0.20
diluted	$ 1.02	$ (0.06)	$ 0.71	$ 0.20

Weighted average number of units used in computing net income (loss) per unit --
Basic	57,406	57,275	57,363	57,200

Diluted	57,643	57,275	57,523	57,295

LEGACY RESERVES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2014	2013
ASSETS	(dollars in thousands)
Current assets:
Cash	$ 2,998	$ 2,584
Accounts receivable, net:
Oil and natural gas	67,687	47,429
Joint interest owners	23,217	16,532
Other	400	626
Fair value of derivatives	26,759	3,801
Prepaid expenses and other current assets	5,445	3,727
Total current assets	126,506	74,699
Oil and natural gas properties using the successful efforts method, at cost:
Proved properties	2,903,267	2,265,788
Unproved properties	81,634	58,392
Accumulated depletion, depreciation, amortization and impairment	(899,373)	(788,751)
	2,085,528	1,535,429
Other property and equipment, net of accumulated depreciation and amortization of $7,100 and $6,053, respectively	3,693	3,688
Deposits on pending acquisitions	--	--
Operating rights, net of amortization of $4,387 and $4,024, respectively	2,629	2,992
Fair value of derivatives	11,678	21,292
Other assets, net of amortization of $11,882 and $10,097, respectively	24,765	17,641
Investments in equity method investees	3,099	4,092
Total assets	$ 2,257,898	$ 1,659,833
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$ 1,330	$ 6,016
Accrued oil and natural gas liabilities	88,141	63,161
Fair value of derivatives	2,436	10,060
Asset retirement obligation	2,610	2,610
Other	28,910	12,043
Total current liabilities	123,427	93,890
Long-term debt	1,199,227	878,693
Asset retirement obligation	222,079	173,176
Fair value of derivatives	279	2,119
Other long-term liabilities	1,924	1,559
Total liabilities	1,546,936	1,149,437
Total partners' equity	710,962	510,396
Total liabilities and partners' equity	$ 2,257,898	$ 1,659,833

LEGACY RESERVES LP
SELECTED FINANCIAL AND OPERATING DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
(In thousands, except per unit data)
Revenues:
Oil sales	$ 105,640	$ 116,396	$ 316,426	$ 304,606
Natural gas liquids (NGL) sales	10,413	3,686	19,482	10,188
Natural gas sales	33,623	16,101	76,786	48,654

Total revenues	$ 149,676	$ 136,183	$ 412,694	$ 363,448

Expenses:
Oil and natural gas production	$ 51,835	$ 36,659	$ 133,528	$ 103,308
Ad valorem taxes	3,656	3,042	10,306	8,928

Total oil and natural gas production including ad valorem taxes	$ 55,491	$ 39,701	$ 143,834	$ 112,236

Production and other taxes	$ 7,742	$ 8,385	$ 24,292	$ 22,083

General and administrative excluding LTIP	$ 7,300	$ 6,648	$ 26,926	$ 17,665
LTIP expense	1,025	1,285	3,855	3,614

Total general and administrative	$ 8,325	$ 7,933	$ 30,781	$ 21,279

Depletion, depreciation, amortization and accretion	$ 48,016	$ 37,717	$ 120,250	$ 118,482

Net cash settlements on commodity derivatives:
Net cash settlements (paid) received on oil derivatives	$ (6,239)	$ (8,006)	$ (15,039)	$ (9,711)
Net cash settlements (paid) received on natural gas derivatives	$ 3,885	$ 2,054	$ 3,065	$ 5,046

Production:
Oil (MBbls)	1,221	1,141	3,532	3,343
Natural gas liquids (MGal)	10,697	3,527	19,578	9,740
Natural gas (MMcf)	8,867	3,714	16,970	10,909
Total (MBoe)	2,954	1,844	6,826	5,393
Average daily production (Boe/d)	32,109	20,043	25,004	19,755

Average sales price per unit (excluding net cash settlements on commodity derivatives):
Oil price (per Bbl)	$ 86.52	$ 102.01	$ 89.59	$ 91.12
Natural gas liquids price (per Gal)	$ 0.97	$ 1.05	$ 1.00	$ 1.05
Natural gas price (per Mcf)	$ 3.79	$ 4.34	$ 4.52	$ 4.46
Combined (per Boe)	$ 50.67	$ 73.85	$ 60.46	$ 67.39

Average sales price per unit (including net cash settlements on commodity derivatives):
Oil price (per Bbl)	$ 81.41	$ 95.00	$ 85.33	$ 88.21
Natural gas liquids price (per Gal)	$ 0.97	$ 1.05	$ 1.00	$ 1.05
Natural gas price (per Mcf)	$ 4.23	$ 4.89	$ 4.71	$ 4.92
Combined (per Boe)	$ 49.87	$ 70.62	$ 58.70	$ 66.53

Average NYMEX oil index prices per Bbl:	$ 97.25	$ 105.81	$ 99.62	$ 98.14

Average NYMEX natural gas index prices per Mcf:	$ 3.95	$ 3.56	$ 4.41	$ 3.68

Average unit costs per Boe:
Oil and natural gas production	$ 17.55	$ 19.88	$ 19.56	$ 19.16
Ad valorem taxes	$ 1.24	$ 1.65	$ 1.51	$ 1.66
Production and other taxes	$ 2.62	$ 4.55	$ 3.56	$ 4.09
General and administrative excluding LTIP	$ 2.47	$ 3.61	$ 3.94	$ 3.28
Total general and administrative	$ 2.82	$ 4.30	$ 4.51	$ 3.95
Depletion, depreciation, amortization and accretion	$ 16.25	$ 20.45	$ 17.62	$ 21.97

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information include "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to their nearest comparable generally accepted accounting principles ("GAAP") measure.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information concerning the performance of our business and are used by investors and financial analysts to analyze and compare our current operating and financial performance relative to past performance and such performances relative to that of other publicly traded partnerships in the industry. Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other publicly traded limited partnerships or limited liability companies because all companies may not calculate such measures in the same manner.

Distributable Cash Flow is one of the factors used by the board of directors of our general partner (the "Board") to help determine the amount of Available Cash as defined in our partnership agreement, that is to be distributed to our unitholders for such period. Under our partnership agreement, Available Cash is defined generally to mean, cash on hand at the end of each quarter, plus working capital borrowings made after the end of the quarter, less cash reserves determined by our general partner. The Board determines whether to increase, maintain or decrease the current level of distributions in accordance with the provisions of our partnership agreement based on a variety of factors, including without limitation, Distributable Cash Flow, cash reserves established in prior periods, reserves established for future periods, borrowing capacity for working capital, temporary, one-time or uncharacteristic historical results, and forecasts of future period results including the impact of pending acquisitions. Management and the Board consider the long-term view of expected results in determining the amount of its distributions. Certain factors impacting Adjusted EBITDA and Distributable Cash Flow may be viewed as temporary, one-time in nature, or being offset by reserves from past performance or near-term future performance. Financial results are also driven by various factors that do not typically occur evenly throughout the year that are difficult to predict, including rig availability, weather, well performance, the timing of drilling and completions and near-term commodity price changes. Consistent with practices common to publicly traded partnerships, the Board historically has not varied the distribution it declares based on such timing effects.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Adjusted EBITDA is defined as net income (loss) plus:

  Interest expense;
  Income taxes;
  Depletion, depreciation, amortization and accretion;
  Impairment of long-lived assets;
  (Gain) loss on sale of partnership investment;
  (Gain) loss on disposal of assets;
  Equity in (income) loss of equity method investees;
  Unit-based compensation expense (benefit) related to LTIP unit awards accounted for under the equity or liability methods;
  Minimum payments earned in excess of overriding royalty interest earned;
  Equity in EBITDA of equity method investee;
  Net (gains) losses on commodity derivatives;
  Net cash settlements received (paid) on commodity derivatives; and
  Transaction expenses related to acquisitions.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  Cash interest expense including the accrual of interest expense related to our senior notes which is paid on a semi-annual basis;
  Cash income taxes;
  Cash settlements of LTIP unit awards;
  Estimated maintenance capital expenditures; and
  Distributions on Series A and Series B preferred units.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss)	$ 63,816	$ (3,422)	$ 47,855	$ 11,627
Plus:
Interest expense	19,083	14,206	49,247	36,104
Income tax expense	278	29	870	608
Depletion, depreciation, amortization and accretion	48,016	37,717	120,250	118,482
Impairment of long-lived assets	4,785	835	8,583	23,352
Gain on disposal of assets	(1,683)	758	(3,235)	493
Equity in income of equity method investees	(126)	(172)	(309)	(357)
Unit-based compensation expense	1,025	1,285	3,855	3,614
Minimum payments earned in excess of overriding royalty interest (1)	349	316	1,023	726
EBITDA applicable to equity method investee (2)	150	219	649	445
Net (gains) losses on commodity derivatives	(55,994)	30,424	(8,675)	18,098
Net cash settlements received (paid) on commodity derivatives	(2,354)	(5,952)	(11,974)	(4,665)
Transaction expenses related to acquisitions	364	----	5,330	----
Adjusted EBITDA	$ 77,709	$ 76,243	$ 213,469	$ 208,527

Less:
Cash interest expense	18,456	14,058	47,639	37,253
Cash settlements of LTIP unit awards	86	315	771	1,460
Estimated maintenance capital expenditures (3)	18,200	17,800	54,200	51,800
Distributions on Series A and Series B preferred units	4,750	----	6,944	----
Distributable Cash Flow (3)	$ 36,217	$ 44,070	$ 103,915	$ 118,014

Distributions Attributable to Each Period (4)	$ 42,191	$ 33,645	$ 111,621	$ 100,023

Distribution Coverage Ratio (3)(5)	0.86x	1.31x	0.93x	1.18x
(1) Minimum payments received in excess of overriding royalties earned under a contractual agreement expiring December 31, 2019. The remaining amount of the minimum payments are recognized in net income.
(2) EBITDA applicable to equity method investee is defined as the equity method investee's net income or loss plus interest expense and depreciation.
(3) Estimated maintenance capital expenditures are intended to represent the amount of capital required to fully offset declines in production, but do not target specific levels of proved reserves to be achieved. Estimated maintenance capital expenditures do not include the cost of new oil and natural gas reserve acquisitions, but rather the costs associated with converting proved developed non-producing, proved undeveloped and unproved reserves to proved developed producing reserves. These costs, which are incorporated in our annual capital budget as approved by the Board, include development drilling, recompletions, workovers and various other procedures to generate new or improve existing production on both operated and non-operated properties. Estimated maintenance capital expenditures are based on management's judgment of various factors including the long-term (generally 5-10 years) decline rate of our current production and the projected productivity of our total development capital expenditures. Actual production decline rates and capital efficiency may materially differ from our projections and such estimated maintenance capital expenditures may not maintain our production. Further, because estimated maintenance capital expenditures are not intended to target specific levels of reserves, if we do not acquire new proved or unproved reserves, our total reserves will decrease over time and we would be unable to sustain production at current levels, which could adversely affect our ability to pay a distribution at the current level or at all.
(4) Represents the aggregate cash distributions declared for the respective period and paid by Legacy to our unitholders within 45 days after the end of each quarter within such period.
(5) We refer to the ratio of Distributable Cash Flow over Distributions Attributable to Each Period ("Available Cash" available for distribution to our unitholders per our partnership agreement) as "Distribution Coverage Ratio." If the Distribution Coverage Ratio is equal to or greater than 1.0x, then our cash flows are sufficient to cover our quarterly distributions to our unitholders with respect to such period. If the Distribution Coverage Ratio is less than 1.0x, then our cash flows with respect to such period were not sufficient to cover our quarterly distributions to our unitholders and we must borrow funds or use cash reserves established in prior periods to cover our quarterly distributions to our unitholders. The Board uses its discretion in determining if such shortfalls are temporary or if distributions should be adjusted downward.

CONTACT: Legacy Reserves LP
         Dan Westcott
         Executive Vice President and Chief Financial Officer
         (432) 689-5200